Exhibit 99.1

Investor Contact
Stacy Roughan
Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Lucy Neugart
Sard Verbinnen
415-618-8750

DineEquity, Inc. Announces Solid Second Quarter 2010 Financial Results

Applebee’s Posts Third Consecutive Quarter of Domestic System-Wide Same-Restaurant Sales Improvement, IHOP Franchisees Open 21 Restaurants, Company Retires an Additional $26 Million of Securitized Debt

GLENDALE, Calif., July 29, 2010 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial results for the second quarter 2010.  DineEquity’s financial performance for the second quarter and six months ended June 30, 2010 included the following highlights:

•                  For the quarter, IHOP’s domestic system-wide same-restaurant sales decreased 1.0% and Applebee’s domestic system-wide same-restaurant sales decreased 1.6% compared to the same periods in 2009, which represented Applebee’s third consecutive quarter of improvement.  Year-to-date, IHOP’s domestic system-wide same-restaurant sales decreased 0.7% and Applebee’s domestic system-wide same-restaurant sales decreased 2.2%.

•                  Securitized debt was reduced by $25.8 million for the second quarter 2010 and by $80.7 million in the first six months of 2010 primarily due to the use of free cash flow for ongoing debt retirement efforts.

•                  Restaurant operating margins at Applebee’s company-operated restaurants improved 10 basis points to 14.1% for the second quarter 2010 compared to 14.0% for the same quarter of 2009 as the Company continued to sustain the restaurant profitability improvements achieved over the past two years.

•                  Net income available to common stockholders was $7.4 million, or $0.42 per diluted share, for the second quarter 2010 compared to net income of $18.8 million, or $1.09 per diluted share, for the same quarter in 2009.  For the first six months of 2010, net income available to common stockholders was $20.3 million, or $1.16 per diluted share, compared to net income of $49.4 million, or $2.87 per diluted share, for the same period in 2009.  These decreases were primarily due to fewer gains in 2010 with respect to debt repurchases and asset sales related to Applebee’s company-operated restaurants.

•                  Adjusted net income available to common stockholders (see “Non-GAAP Financial Measures” below) was $15.7 million, or $0.90 per diluted share, for the second quarter 2010 compared to $20.1 million, or $1.16 per diluted share, for the same quarter in 2009.  For the first six months of 2010, adjusted net income available to common stockholders was $34.4 million, or $1.97 per diluted share, compared to $39.8 million, or $2.32 per diluted share, for the same period in 2009. These decreases were primarily due to lower operating results, a higher income tax rate and increased preferred dividend payments, which were partially offset by decreased interest expense.

•                  Consolidated G&A expenses increased 8.9% to $37.0 million for the second quarter 2010 compared to the same quarter in 2009 primarily due to higher expenses for salaries and incentive compensation plans.  For the first six months of 2010, G&A decreased 4.9% to $77.2 million compared to the same period in 2009 primarily due to one-time costs of $6.3 million incurred in February 2009 related to the establishment of a purchasing co-operative.

•                  For the first six months of 2010, cash flows from operating activities were $50.3 million, consolidated capital expenditures were $6.9 million, and free cash flow (see “Non-GAAP Financial Measures” below) was $41.0 million.

“We are pleased with our second quarter 2010.  Same-restaurant sales results at both brands were encouraging, with Applebee’s experiencing a third sequential quarter of improvement as IHOP’s performance continued to be strong relative to the family dining category.  Our business’ significant free cash flow generation abilities enabled the retirement of more than $80 million of securitized debt year-to-date.  And, we recently announced the sale of 63 company-operated Applebee’s restaurants that will result in a $105 million financial benefit to the Company,” said Julia A. Stewart, DineEquity’s chairman and chief executive officer.  “Looking ahead, we remain focused on executing our revitalizing plans for Applebee’s and ensuring that IHOP creates an insurmountable lead in family dining.  Our plan includes marketing, menu, operational and remodel initiatives that will differentiate the Applebee’s and IHOP brands and position DineEquity for a solid financial performance in the second half of 2010.”

Same-Restaurant Sales Performance

IHOP’s domestic system-wide same-restaurant sales decreased 1.0% for the second quarter 2010 compared to the same quarter in 2009.  Same-restaurant sales reflect a higher average guest check and declines in guest traffic.  This reflected timing impacts related to the Easter and Fourth of July holidays which negatively impacted results by 40 basis points.  IHOP’s marketing efforts during the quarter included Loaded Country Potatoes and Pancake Stackers limited-time offers, and its Kids Eat Free dinner promotion, among other activities.

Applebee’s domestic system-wide same-restaurant sales decreased 1.6% for the second quarter 2010, which reflected Applebee’s third quarter of sequential improvements.  Domestic franchise same-restaurant sales decreased 1.3% and company-operated Applebee’s same-restaurant sales decreased 2.6% for the second quarter 2010 compared to the same quarter in 2009.  Results at Company restaurants reflected declines in guest traffic and a higher average guest check, including a 1.6% increase in effective pricing, as well as timing impacts related to the Easter holiday which positively impacted results by 40 basis points.  Applebee’s marketing efforts during the quarter included the promotion of its Great Tasting and Under 550 Calories and Realburgers Across America menu offerings, as well as the introduction of Applebee’s new Sizzling Skillet Entrees, among other activities.

Applebee’s Restaurant Operating Margins

Applebee’s company-operated restaurant operating margin was 14.1% in the second quarter 2010 compared to 14.0% for the second quarter 2009.  The 10 basis point improvement was primarily due to favorable commodity costs partially offset by increased marketing programs to drive guest traffic.

For the first six months of 2010, Applebee’s company-operated restaurant operating margin was 14.4% compared to 15.2% for the same period in 2009.  The 80 basis point decline was primarily due to increased marketing programs to drive guest traffic and higher facility related costs partially offset by favorable commodity costs and continued improvements in labor management.

Debt Management

Securitized debt was reduced by $25.8 million during the second quarter 2010 and by $80.7 million year-to-date as a result of open market purchases and scheduled payments on the Company’s subordinated notes.  DineEquity has reduced its total outstanding debt levels by $405.5 million, or 16.4%, since the acquisition of Applebee’s in November 2007.

As of the end of the second quarter 2010, DineEquity remained comfortably in compliance with the debt covenants set forth in the Company’s securitized debt agreements.  The Company’s consolidated leverage ratio was 5.96x compared to a required threshold of 7.0x.  Debt service coverage ratios (DSCR) were 3.48x for IHOP’s securitized debt on a three-month unadjusted basis and 3.70x for the Applebee’s securitized debt on a three-month adjusted basis, both compared to a minimum required threshold of 1.85x.  Applebee’s 12-month adjusted DSCR was 3.33x, compared to a minimum required threshold of 2.25x.

DineEquity has provided supplemental information to this news release regarding its compliance with its debt covenants, which may be accessed by visiting the Calls & Presentations section of DineEquity’s Investor Relations Web site at http://investors.dineequity.com and referring to supporting materials for the Company’s second quarter 2010 webcast.

Sale of 63 Company-Operated Applebee’s

On July 23, 2010, DineEquity announced that it had entered into an asset purchase agreement with Apple American Group LLC for the sale of 63 company-operated Applebee’s restaurants located in Minnesota and parts of Wisconsin.  This transaction is accretive to the Company’s consolidated leverage ratio as defined by its debt covenants and furthers its strategic objective of transitioning Applebee’s into a more highly franchised restaurant system over time.  Scheduled to close in the fourth quarter 2010, the transaction is expected to deliver $105 million of financial benefit to the Company including: 1) the reduction of securitized debt by $28 million on an after-tax basis, 2) the reduction of sale-leaseback related financing obligations by $46 million, and 3) the removal of $31 million of operating lease obligations for debt covenant calculation purposes.

2010 Financial Performance Guidance

DineEquity provided the following update to its fiscal 2010 financial outlook primarily reflecting the impact of the scheduled sale of 63 company-operated Applebee’s restaurants which is scheduled to be completed in the fourth quarter 2010:

•                  Reduced consolidated cash from operations guidance by $10 million to range between $135 and $145 million as the result of the sale of Applebee’s company-operated restaurants.  Key components that comprise the change include expected payments of net working capital liabilities, income tax payments and reduced profit contribution.  This compares to the Company’s previous expectations of $145 million to $155 million of consolidated cash from operations in 2010.

•                  Reduced consolidated free cash flow to range between $108 and $118 million due to the reduction in consolidated cash from operations expectations.  Free cash flow consists of consolidated cash from operations plus approximately $16 million generated from the structural run-off of the Company’s long-term notes receivable.  Uses of cash include consolidated capital expenditures of approximately $20 million and approximately $23 million in preferred stock dividend payments.  The Company plans to use available free cash flow to fund securitized debt reductions.

•                  Reduced consolidated securitized debt interest expense expectations to range between $170 million and $175 million for 2010, approximately $40 million of which is non-cash interest expense, due to more aggressive debt retirement efforts in the first half of 2010.  This compares to the Company’s previous expectations of $175 million to $180 million.

•                  Increased the Company’s income tax rate expectations to range between 35% and 36% compared to previous expectations of approximately 34%.  This change is primarily related to settlements on state tax audits.

•                  Reiterated Applebee’s domestic system-wide same-restaurant sales performance expectations to range between flat and negative 3% for fiscal 2010, with Applebee’s franchisees slated to open between 25 and 30 new restaurants this year.

•                  Reiterated operating margin expectations at Applebee’s company-operated restaurants to range between 13.5% and 14.5% for the full year 2010.

•                  Reiterated IHOP’s domestic system-wide same-restaurant sales performance expectations to range between positive 1% and negative 1% for fiscal 2010, with IHOP franchisees slated to open between 60 and 70 new restaurants this year.

•                  Reiterated consolidated G&A expense expectations to range between $158 million and $161 million for fiscal 2010, including non-cash stock based compensation expense and depreciation of approximately $20 million.

•                  Reiterated depreciation and amortization expectations to range between $65 million and $70 million.

Investor Conference Call Today

The Company will host an investor conference call to discuss its second quarter 2010 financial results today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 713-4211 and reference pass code 88785262.  A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  A telephonic replay of the call may be accessed through August 5, 2010 by dialing 888-286-8010 and referencing pass code 50100212.  An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,450 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes (“IHOP”) and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders (adjusted EPS),” “EBITDA,” and “free cash flow.”  Adjusted EPS is computed for a given period by deducting from net income (loss) available to common stockholders for such period the effect of any impairment and closure charges, any gain related to debt extinguishment, any intangible asset amortization, any non-cash interest expense and any gain or loss related to the disposition of assets incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis.  The Company defines “EBITDA” for a given period as income before income taxes (including gain on extinguishment of debt) less interest expense, depreciation and amortization, impairment and closure charges, stock-based compensation, gain/loss on sale of assets and non-cash amounts related to a captive insurance subsidiary.  “EBITDAR” for a given period is defined as EBITDA plus annualized operating lease expense (Rent).   “Free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less dividends paid and capital expenditures.  Management utilizes EBITDA for debt covenant purposes and free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities, capital expenditures and preferred dividends.  Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes.  Adjusted EPS, EBITDA and free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

[Financial Tables to Follow]

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
Franchise revenues	$93,203	$90,514	$188,479	$188,724
Company restaurant sales	210,695	222,268	435,309	461,792
Rental revenues	32,187	32,544	66,119	66,253
Financing revenues	3,838	4,324	7,988	8,437
Total revenues	339,923	349,650	697,895	725,206
Costs and Expenses
Franchise expenses	25,950	23,736	50,855	52,034
Company restaurant expenses	182,048	192,181	374,607	394,037
Rental expenses	23,849	24,275	48,249	48,817
Financing expenses	2	339	471	346
General and administrative expenses	36,981	33,959	77,166	81,118
Interest expense	43,692	45,970	88,570	94,380
Impairment and closure charges	1,687	2,352	2,196	2,001
Amortization of intangible assets	3,076	3,018	6,153	6,037
Gain on extinguishment of debt	(1,055)	(12,449)	(4,640)	(38,803)
Loss (gain) on disposition of assets	364	(5)	178	(5,142)
Other expense (income), net	956	(94)	1,945	129
Total costs and expenses	317,550	313,282	645,750	634,954
Income before income taxes	22,373	36,368	52,145	90,252
Provision for income taxes	(8,332)	(11,554)	(18,433)	(28,297)
Net income	$14,041	$24,814	$33,712	$61,955
Net income	$14,041	$24,814	$33,712	$61,955
Less: Series A preferred stock dividends	(5,700)	(4,750)	(11,460)	(9,500)
Less: Accretion of Series B preferred stock	(603)	(569)	(1,198)	(1,129)
Less: Net income allocated to unvested participating restricted stock	(296)	(719)	(801)	(1,916)
Net income available to common stockholders	$7,442	$18,776	$20,253	$49,410
Net income available to common stockholders per share
Basic	$0.43	$1.11	$1.18	$2.93
Diluted	$0.42	$1.09	$1.16	$2.87
Weighted average shares outstanding
Basic	17,226	16,929	17,119	16,886
Diluted	17,560	17,845	17,476	17,625

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$64,120	$82,314
Restricted cash	60,624	72,690
Receivables, net	75,420	104,690
Inventories	11,966	12,236
Prepaid income taxes	—	7,702
Prepaid gift cards	14,971	19,878
Prepaid expenses	16,663	13,425
Deferred income taxes	19,050	15,444
Assets held for sale	6,237	8,765
Total current assets	269,051	337,144
Non-current restricted cash	45,461	48,173
Restricted assets related to captive insurance subsidiary	3,898	4,344
Long-term receivables	250,399	259,775
Property and equipment, net	750,270	771,372
Goodwill	697,470	697,470
Other intangible assets, net	843,529	849,552
Other assets, net	125,754	133,038
Total assets	$2,985,832	$3,100,868
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$25,200	$25,200
Accounts payable	25,210	31,729
Accrued employee compensation and benefits	30,409	37,397
Gift card liability	60,943	105,465
Other accrued expenses	49,918	54,549
Accrued interest payable	3,936	3,627
Total current liabilities	195,616	257,967
Long-term debt, less current maturities	1,561,224	1,637,198
Financing obligations, less current maturities	304,980	309,415
Capital lease obligations, less current maturities	148,480	152,758
Deferred income taxes	362,416	369,127
Other liabilities	119,721	117,449
Total liabilities	2,692,437	2,843,914
Commitments and contingencies
Preferred stock, Series A	187,050	187,050
Total stockholders’ equity	106,345	69,904
Total liabilities and stockholders’ equity	$2,985,832	$3,100,868

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities
Net income	$33,712	$61,955
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	32,164	32,382
Non-cash interest expense	20,621	19,280
Gain on extinguishment of debt	(4,640)	(38,803)
Impairment and closure charges	2,196	2,001
Deferred income taxes	(13,299)	4,845
Non-cash stock-based compensation expense	7,300	5,277
Tax benefit from stock-based compensation	1,249	376
Excess tax benefit from stock options exercised	(1,968)	(41)
Loss (gain) on disposition of assets	178	(5,142)
Other	(276)	(3,620)
Changes in operating assets and liabilities
Receivables	27,693	35,384
Inventories	246	(1,009)
Prepaid expenses	14,263	6,070
Accounts payable	(7,196)	(13,931)
Accrued employee compensation and benefits	(7,073)	(12,617)
Gift card liability	(44,523)	(45,254)
Other accrued expenses	(10,372)	14,328
Cash flows provided by operating activities	50,275	61,481
Cash flows from investing activities
Additions to property and equipment	(6,859)	(5,899)
Proceeds from sale of property and equipment and assets held for sale	2,583	11,260
Principal receipts from notes and equipment contracts receivable	8,955	8,206
Reduction of long-term receivables	1,863	1,029
Other	1,121	896
Cash flows provided by investing activities	7,663	15,492
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	10,000
Repayment of long-term debt	(74,359)	(101,701)
Principal payments on capital lease and financing obligations	(7,946)	(7,047)
Dividends paid	(11,400)	(9,500)
Repurchase of restricted stock	(832)	(287)
Proceeds from stock options exercised	1,953	308
Excess tax benefit from stock options exercised	1,968	41
Payment of accrued debt issuance costs	—	(20,030)
Restricted cash related to securitization	14,778	17,293
Other	(294)	(123)
Cash flows used in financing activities	(76,132)	(111,046)
Net change in cash and cash equivalents	(18,194)	(34,073)
Cash and cash equivalents at beginning of period	82,314	114,443
Cash and cash equivalents at end of period	$64,120	$80,370

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net income available to common stockholders to (ii) net income available to common stockholders excluding impairment and closure charges, gain on extinguishment of debt, amortization of intangible assets, non-cash interest expense and loss (gain) on disposition of assets, and related per share data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income available to common stockholders, as reported	$7,442	$18,776	$20,253	$49,410
Impairment and closure charges	1,687	2,352	2,196	2,001
Gain on extinguishment of debt	(1,055)	(12,449)	(4,640)	(38,803)
Amortization of intangible assets	3,076	3,018	6,153	6,037
Non-cash interest expense	10,250	9,344	20,621	19,280
Loss (gain) on disposition of assets	364	(5)	178	(5,142)
Income tax (provision) benefit	(5,700)	(899)	(9,754)	6,618
Net income allocated to unvested participating restricted stock	(327)	(50)	(562)	374
Net income available to common stockholders, as adjusted	$15,737	$20,087	$34,445	$39,775

Diluted net income available to common stockholders per share:
Net income available to common stockholders per share, as reported	$0.42	$1.09	$1.16	$2.87
Impairment and closure charges per share	0.06	0.08	0.08	0.07
Gain on extinguishment of debt per share	(0.04)	(0.42)	(0.16)	(1.33)
Amortization of intangible assets per share	0.11	0.10	0.21	0.21
Non-cash interest expense per share	0.35	0.32	0.71	0.66
Loss (gain) on disposition of assets per share	0.01	—	0.01	(0.18)
Net income allocated to unvested participating restricted stock per share	(0.02)	—	(0.03)	0.02
Per share effect of dilutive calculation adjustments	0.01	(0.01)	(0.01)	—
Diluted net income available to common stockholders per share, as adjusted	$0.90	$1.16	$1.97	$2.32

Numerator for basic EPS-income available to common stockholders, as adjusted	$15,737	$20,087	$34,445	$39,775
Effect of unvested participating restricted stock using the two-class method	11	38	28	62
Effect of dilutive securities:
Stock options	—	—	—	—
Convertible Series B preferred stock	—	569	—	1,129
Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$15,748	$20,694	$34,473	$40,966

Denominator for basic EPS-weighted-average shares	17,226	16,929	17,119	16,886
Effect of dilutive securities:
Stock options	334	362	357	183
Convertible Series B preferred stock	—	556	—	556
Denominator for diluted EPS-weighted-average shares and assumed conversions	17,560	17,847	17,476	17,625

NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

Reconciliation of (i) loss before income taxes to (ii) EBITDA and to (ii) EBITDAR:

Trailing Twelve Months Ended June 30, 2010

Loss before income taxes (including gain on extinguishment of debt)	$(1,523)
Interest expense	201,129
Depreciation and amortization	65,096
Impairment and closure charges	105,290
Non-cash stock-based compensation	12,733
Gain on sale of assets	(2,023)
Non-cash amounts related to captive insurance subsidiary	332
EBITDA	381,034
Annualized operating lease expense	96,901
EBITDAR	$477,935

Reconciliation of the Company’s cash provided by operating activities to free cash flow:

	Six Months Ended June 30,
	2010	2009	2010 Guidance*
Cash flows from operating activities	$50,275	$61,481	$135,000 to 145,000
Receipts from long-term notes receivable	8,955	8,206	16,000
Dividends paid	(11,400)	(9,500)	(23,000)
Capital expenditures	(6,859)	(5,899)	(20,000)
Free cash flow	$40,971	$54,288	$108,000 to 118,000

*Inclusive of expected payments of net working capital liabilities, income tax payments and reduced profit contribution associated with the scheduled sale of 63 Applebee’s company-operated restaurants in 2010.

Restaurant Data

The following table sets forth, for the three-month and six-month periods ended June 30, 2010 and 2009, the number of effective restaurants in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
Applebee’s Restaurant Data
Effective restaurants(a)
Franchise	1,607	1,589	1,605	1,589
Company	393	401	395	403
Total	2,000	1,990	2,000	1,992
System-wide(b)
Sales percentage change(c)	(2.5)%	(4.2)%	(2.9)%	(3.3)%
Domestic same-restaurant sales percentage change(d)	(1.6)%	(4.3)%	(2.2)%	(3.6)%
Franchise(e)
Sales percentage change(c)(g)	(1.8)%	3.1%	(2.1)%	3.9%
Same-restaurant sales percentage change(d)	(1.3)%	(4.2)%	(2.0)%	(3.5)%
Average weekly domestic unit sales (in thousands)	$45.7	$46.6	$46.9	$48.0
Company
Sales percentage change(c)(g)	(5.2)%	(25.4)%	(5.8)%	(24.5)%
Same-restaurant sales percentage change(d)	(2.6)%	(4.8)%	(3.0)%	(4.0)%
Average weekly domestic unit sales (in thousands)	$40.4	$41.9	$41.5	$43.3

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
IHOP Restaurant Data
Effective restaurants(a)
Franchise	1,290	1,235	1,285	1,230
Company	12	11	12	11
Area license	164	160	164	159
Total	1,466	1,406	1,461	1,400
System-wide(b)
Sales percentage change(c)	4.1%	3.6%	3.7%	4.6%
Domestic same-restaurant sales percentage change(d)	(1.0)%	(0.6)%	(0.7)%	0.7%
Franchise(e)
Sales percentage change(c)	4.4%	3.9%	3.7%	5.1%
Same-restaurant sales percentage change(d)	(1.0)%	(0.6)%	(0.7)%	0.7%
Average weekly unit sales (in thousands)	$35.1	$35.2	$35.6	$35.8
Company(f)	n.m.	n.m.	n.m.	n.m.
Area License(h)
Sales percentage change(c)	1.0%	0.9%	3.7%	(0.3)%

(a)          “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)            “System-wide” sales are retail sales at IHOP and Applebee’s restaurants operated by franchisees and IHOP restaurants operated by area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)             “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)            “Same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the same weeks in the prior year, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the restaurants open throughout both fiscal periods being compared may be different from period to period. Same-restaurant sales percentage change does not include data on IHOP restaurants located in Florida.

(e)             Applebee’s franchise restaurant sales were $870.2 million and $886.4 million for the three months ended June 30, 2010 and 2009, respectively, and $1,787.4 million and $1,826.3 million for the six months ended June 30, 2010 and 2009, respectively. IHOP franchise restaurant sales were $589.2 million and $564.3 million for the three months ended June 30, 2010 and 2009, respectively, and $1,188.9 million and $1,146.3 million for the six months ended June 30, 2010 and 2009, respectively.

(f)               Sales percentage change and same-restaurant sales percentage change for IHOP company-operated restaurants are not meaningful (“n.m.”) due to the relatively small number and test-market nature of the restaurants, along with the periodic inclusion of restaurants reacquired from franchisees that are temporarily operated by the Company.

(g)            The sales percentage change for the three and six months ended June 30, 2009 for Applebee’s franchise and company-operated restaurants was impacted by the franchising of 103 company-operated restaurants during 2008 and seven company-operated restaurants in 2009.

(h)            Sales at IHOP area license restaurants were $55.0 million and $54.4 million for the three months ended June 30, 2010 and 2009, respectively, and $115.1 million and $110.9 million for the six months ended June 30, 2010 and 2009, respectively.

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table summarizes our restaurant development activity:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
Applebee’s Restaurant Development Activity
Total restaurants, beginning of period	1,999	1,992	2,008	2,004
New openings
Company-developed	—	—	—	—
Franchise-developed	5	5	8	10
Total new openings	5	5	8	10
Closings
Company	—	—	(6)	—
Franchise	(3)	(5)	(9)	(22)
Total closings	(3)	(5)	(15)	(22)
Total restaurants, end of period	2,001	1,992	2,001	1,992
Summary-end of period
Franchise	1,608	1,591	1,608	1,591
Company	393	401	393	401
Total	2,001	1,992	2,001	1,992

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
IHOP Restaurant Development Activity
Total restaurants, beginning of period	1,461	1,402	1,456	1,396
New openings
Company-developed	—	—	—	—
Franchise-developed	20	20	26	31
Area license	1	3	2	3
Total new openings	21	23	28	34
Closings
Company	(2)	—	(2)	—
Franchise	(2)	(3)	(3)	(7)
Area license	(2)	(1)	(3)	(2)
Total new closings	(6)	(4)	(8)	(9)
Total restaurants, end of period	1,476	1,421	1,476	1,421
Summary-end of period
Franchise	1,303	1,249	1,303	1,249
Company	10	11	10	11
Area license	163	161	163	161
Total	1,476	1,421	1,476	1,421